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News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
MAY 1, 2015

Chevron Reports First Quarter Net Income of $2.6 Billion

SAN RAMON, Calif., May 1, 2015 – Chevron Corporation (NYSE: CVX) today reported earnings of $2.6 billion ($1.37 per share – diluted) for first quarter 2015, compared with $4.5 billion ($2.36 per share – diluted) in the 2014 first quarter. Foreign currency effects increased earnings in the 2015 quarter by $580 million, compared with a decrease of $79 million a year earlier.
Sales and other operating revenues in the first quarter 2015 were $32 billion, compared to $51 billion in the year-ago period.
Earnings Summary

	Three Months Ended March 31
Millions of dollars	2015	2014
Earnings by Business Segment
Upstream	$1,560	$4,307
Downstream	1,423	710
All Other	(416)	(505)
Total (1)(2)	$2,567	$4,512
(1) Includes foreign currency effects	$580	$(79)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“First quarter earnings declined from a year ago due to sharply lower oil prices, which reduced revenue and earnings in our upstream business,” said Chairman and CEO John Watson. “Downstream operations were strong, benefitting from lower feedstock costs and improved refinery reliability.”
“We’re responding to the current price environment by capturing cost reductions, pacing new project approvals and further streamlining our portfolio as planned. We’re taking a number of deliberate actions to lower our cost structure, and I expect these efforts to increasingly show through in our financial results as the year progresses.”
“Production increased over 3 percent in the period, and we are hitting major milestones on our development projects under construction, like Gorgon and Wheatstone in Australia,” Watson added. “We remain on track to deliver significant cash flow and production growth by 2017.”

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Recent upstream milestones include:

•	Australia - Achieved introduction of fuel gas and start-up of the first gas turbine generator at the Gorgon LNG plant.

•	Australia - Completed installation of Wheatstone platform topsides.

•	Australia - Announced a natural gas discovery, Isosceles-1, in the Carnarvon Basin in 50 percent-owned Block WA-392-P.

•	Bangladesh - Achieved first liquids from the Bibiyana Expansion Liquid Recovery Unit.

•	United States - Announced a joint venture to explore and appraise 24 jointly held offshore leases in the northwest portion of Keathley Canyon in the deepwater Gulf of Mexico.

•	United States - Ramped up oil-equivalent production at Jack/St. Malo in the deepwater Gulf of Mexico to more than 70,000 barrels per day.
“In the downstream, we continued to streamline our asset portfolio with the sale of our interest in Caltex Australia Limited,” Watson commented. “This sale is aligned with our previously-announced asset sales commitment.” Cash proceeds of $3.6 billion were received upon settlement on April 2, and a gain on sale of $1.6 billion will be reflected in second quarter 2015 results.

UPSTREAM
Worldwide net oil-equivalent production was 2.68 million barrels per day in first quarter 2015, up from 2.59 million barrels per day in the 2014 first quarter. This production increase of over 3 percent came from project ramp-ups in the United States, Bangladesh and Argentina, along with production entitlement effects in several locations. Normal field declines and the effect of asset sales partially offset these effects.

U.S. Upstream

	Three Months Ended March 31
Millions of Dollars	2015	2014
Earnings	$(460)	$912

U.S. upstream operations incurred a loss of $460 million in first quarter 2015 compared to earnings of $912 million from a year earlier, largely due to sharply lower crude oil realizations. Higher depreciation expenses, in part due to impairments, and lower natural gas realizations, were largely offset by higher crude oil production and lower operating expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $43 in first quarter 2015, down from $91 a year ago. The average sales price of natural gas was $2.27 per thousand cubic feet, compared with $4.77 in last year’s first quarter.
Net oil-equivalent production of 699,000 barrels per day in first quarter 2015 was up 59,000 barrels per day, or 9 percent, from a year earlier. Production increased due to project ramp-ups in the Gulf

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of Mexico, the Permian Basin in Texas and New Mexico, and the Marcellus Shale in western Pennsylvania. The net liquids component of oil-equivalent production increased 12 percent in the 2015 first quarter to 489,000 barrels per day, while net natural gas production increased 4 percent in the 2015 first quarter to 1.26 billion cubic feet per day.

International Upstream

	Three Months Ended March 31
Millions of Dollars	2015	2014
Earnings*	$2,020	$3,395
*Includes foreign currency effects	$522	$(53)
International upstream earnings of $2.02 billion decreased $1.38 billion from first quarter 2014. Sharply lower crude oil realizations were partially offset by lower tax items, including a reduction in statutory tax rates in the United Kingdom, higher gains on asset sales and lower operating expenses. Foreign currency effects increased earnings by $522 million in the 2015 quarter, compared with a decrease of $53 million a year earlier.
The average sales price for crude oil and natural gas liquids in first quarter 2015 was $46 per barrel, down from $99 a year earlier. The average price of natural gas was $5.01 per thousand cubic feet, compared with $6.02 in last year’s first quarter.
Net oil-equivalent production of 1.98 million barrels per day in first quarter 2015 was up 34,000 barrels per day, or 2 percent, from a year ago. Production increases from entitlement effects in several locations, project ramp-ups in Bangladesh and Argentina, and improved weather conditions were partially offset by normal field declines and the effect of asset sales. The net liquids component of oil-equivalent production increased 3 percent to 1.31 million barrels per day in the 2015 first quarter, while net natural gas production was essentially unchanged at 4.03 billion cubic feet per day.

DOWNSTREAM
U.S. Downstream

	Three Months Ended March 31
Millions of Dollars	2015	2014
Earnings	$706	$422

U.S. downstream operations earned $706 million in first quarter 2015 compared with earnings of $422 million a year earlier. The increase was due to higher margins on refined product sales, partially offset by the absence of a 2014 gain on sale of an interest in a pipeline affiliate and lower earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.

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Refinery crude oil input of 918,000 barrels per day in first quarter 2015 increased 46,000 barrels per day from the year-ago period. The increase was primarily due to lower 2015 downtime at refineries in Richmond and El Segundo, California.
Refined product sales of 1.21 million barrels per day were up 1 percent from first quarter 2014. Branded gasoline sales of 504,000 barrels per day were essentially flat with the 2014 period.
International Downstream

	Three Months Ended March 31
Millions of Dollars	2015	2014
Earnings*	$717	$288
*Includes foreign currency effects	$54	$(28)
International downstream operations earned $717 million in first quarter 2015 compared with $288 million a year earlier. The increase was due to higher margins on refined product sales, partially offset by an unfavorable change in effects on derivative instruments. Foreign currency effects increased earnings by $54 million in the 2015 quarter, compared with a decrease of $28 million a year earlier.
Refinery crude oil input of 782,000 barrels per day in first quarter 2015 increased 8,000 barrels per day from the year-ago period. Increased crude runs due to the absence of 2014 planned downtime at the Star Petroleum Refining Company in Thailand were largely offset by the decrease due to the October 2014 conversion of an affiliate refinery into an import terminal in Kurnell, Australia.
Total refined product sales of 1.58 million barrels per day in the 2015 first quarter were up 177,000 barrels per day from the year-ago period, mainly due to higher gasoline and jet fuel sales.

ALL OTHER

	Three Months Ended March 31
Millions of Dollars	2015	2014
Net Charges*	$(416)	$(505)
*Includes foreign currency effects	$4	$2
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in first quarter 2015 were $416 million, compared with $505 million in the year-ago period. The change between periods was mainly due to the absence of a 2014 impairment of a mining asset and lower environmental expenses, partially offset by higher corporate charges and higher corporate tax items.

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CASH FLOW FROM OPERATIONS
Cash flow from operations in first quarter 2015 was $2.3 billion, compared with $8.4 billion in the corresponding 2014 period. Excluding working capital effects, cash flow from operations in first quarter 2015 was $4.3 billion, compared with $8.0 billion in 2014.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first three months of 2015 were $8.6 billion, compared with $9.4 billion in the corresponding 2014 period. The amounts included $730 million in 2015 and $612 million in 2014 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 95 percent of the companywide total in the first three months of 2015.

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NOTICE
Chevron’s discussion of first quarter 2015 earnings with security analysts will take place on Friday, May 1, 2015, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “may,” “could,” “budgets,” “outlook,” “on schedule,” “on track” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or

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delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather, other natural or human factors, or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 22 through 24 of the company’s 2014 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended March 31
	2015	2014
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$32,315	$50,978
Income from equity affiliates	1,401	1,922
Other income	842	365
Total Revenues and Other Income	34,558	53,265
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	17,193	30,823
Operating, selling, general and administrative expenses	6,339	6,950
Exploration expenses	592	415
Depreciation, depletion and amortization	4,411	4,130
Taxes other than on income *	3,118	3,019
Total Costs and Other Deductions	31,653	45,337
Income Before Income Tax Expense	2,905	7,928
Income tax expense	305	3,407
Net Income	2,600	4,521
Less: Net income attributable to noncontrolling interests	33	9
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$2,567	$4,512

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$1.38	$2.38
- Diluted	$1.37	$2.36
Dividends	$1.07	$1.00

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,866,655	1,895,032
- Diluted	1,876,498	1,909,424

* Includes excise, value-added and similar taxes.	$1,877	$1,946

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2015	2014
Upstream
United States	$(460)	$912
International	2,020	3,395
Total Upstream	1,560	4,307
Downstream
United States	706	422
International	717	288
Total Downstream	1,423	710
All Other (1)	(416)	(505)
Total (2)	$2,567	$4,512

SELECTED BALANCE SHEET ACCOUNT DATA	Mar. 31, 2015	Dec. 31, 2014
Cash and Cash Equivalents	$12,675	$12,785
Time Deposits	$—	$8
Marketable Securities	$432	$422
Total Assets	$269,604	$266,026
Total Debt	$33,933	$27,818
Total Chevron Corporation Stockholders' Equity	$155,803	$155,028

	Three Months Ended March 31
CASH FLOW FROM OPERATIONS	2015	2014
Net Cash Provided by Operating Activities	$2,319	$8,417
Net (increase) decrease in Operating Working Capital	$(1,985)	$382
Net Cash Provided by Operating Activities Excluding Working Capital	$4,304	$8,035

	Three Months Ended March 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2015	2014
United States
Upstream	$2,318	$1,958
Downstream	285	357
Other	63	99
Total United States	2,666	2,414
International
Upstream	5,842	6,828
Downstream	75	185
Other	—	4
Total International	5,917	7,017
Worldwide	$8,583	$9,431
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$234	$195
International	496	417
Total	$730	$612

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

OPERATING STATISTICS (1)	Three Months Ended March 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2015	2014
United States	489	438
International	1,312	1,275
Worldwide	1,801	1,713
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,257	1,212
International	4,026	4,041
Worldwide	5,283	5,253
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	699	640
International	1,982	1,948
Worldwide	2,681	2,588
SALES OF NATURAL GAS (MMCF/D):
United States	4,139	4,936
International	4,445	4,566
Worldwide	8,584	9,502
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	128	129
International	107	89
Worldwide	235	218
SALES OF REFINED PRODUCTS (MB/D):
United States	1,206	1,198
International (5)	1,580	1,403
Worldwide	2,786	2,601
REFINERY INPUT (MB/D):
United States	918	872
International	782	774
Worldwide	1,700	1,646

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	51	38
Venezuela Affiliate - Synthetic Oil	30	32
(3) Includes natural gas consumed in operations (MMCF/D):
United States	69	74
International (6)	451	479
(4)    Net oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	485	459
(6) 2014 conforms to 2015 presentation.